Exhibit 23.1

Angel Studios, Inc.

Provo, Utah

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of our report dated March 28, 2025, relating to the consolidated financial statements of Angel Studios Legacy, Inc., and subsidiaries (collectively, the Company) (formerly Angel Studios, Inc.), as of December 31, 2024 and 2023 and for each of the years then ended, incorporated by reference in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Tanner LLP

Lehi, Utah

November 13, 2025